Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Selina Hospitality PLC of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and any and all amendments and supplements thereto, as a member of the board of directors of Selina Hospitality PLC following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Adi Soffer Teeni
Adi Soffer Teeni